Exhibit 10.04

Certificate of the Secretary of Isonics Corporation

The Board of Directors of Isonics Corporation (“Isonics” or the “Company”) engaged in the discussion set forth below, and adopted the resolutions set forth below, on January 30, 2000, which resolutions constitute the 1998 Directors’ Plan.

In discussion, the board described the plan as reflecting “the intention of the Board of Directors that each person serving as a member of the Board who is not an employee of the Company receive options to purchase 20,000 shares of the Company’s common stock when such person accepts his position as a director, and receives an additional option to purchase 10,000 shares when such person is re-elected as a director provided such person is not an employee of the Company at such time.  The exercise price for the options is intended to be Fair Market Value (as defined in the Executives’ Plan) on the date that such person becomes a director, and such options are intended to be exercisable for five years from such date.  Such options would vest immediately, but would terminate prior to the expiration of their term if a director resigns from or is not reelected to the Board.  In such event, the director would have three months to exercise the options or the options would terminate.”  The Board discussion referred to this as the “Directors’ Plan.”

The option exercise price under the Directors’ Plan is to be determined by reference to the 1996 Executives Incentive Plan.  In the 1996 Executives Incentive Plan, the term “Fair Market Value” means, as of any date, the value of a share of Isonics Common Stock determined as follows:

(a)  if such Common Stock is then quoted on the Nasdaq National Market, its closing price on the Nasdaq National Market on the date of determination as reported in The Wall Street Journal;

(b)  if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal;

(c)  if such Common Stock is publicly traded but is not quoted on the Nasdaq National Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal;

(d)  in the case of an Award made on the Effective Date, the price per share at which shares of the Company’s Common Stock are initially offered for sale to the public by the Company’s underwriters in the initial public offering of the Company’s Common Stock pursuant to a registration statement filed with the SEC under the Securities Act; or

(d)         if none of the foregoing is applicable, by the Committee in good faith.

The Board approved the following resolutions unanimously:

RESOLVED, that the Directors’ Plan as described above be and hereby is approved, ratified, and confirmed; and further

RESOLVED, that when options granted pursuant to the Directors’ Plan are exercised in accordance therewith, the shares issued will be legally and validly issued, fully-paid, and non-assessable.

The Directors’ Plan has been described in proxy statements issued by Isonics Corporation since (and including) the proxy statement on Schedule 14A for the annual meeting of shareholders held on April 26, 2000, filed with the Securities and Exchange Commission on March 16, 2000.

September 26, 2005	/s/ John Sakys, Secretary
John Sakys, Secretary
Isonics Corporation